Exhibit 10.43

FIRST AMENDMENT TO

THE PRUDENTIAL DEFERRED COMPENSATION PLAN

FOR NON-EMPLOYEE DIRECTORS

(As Amended and Restated October 9, 2007)

WHEREAS, The Prudential Deferred Compensation Plan for Non-Employee Directors (the “Plan”) was amended and restated, October 9, 2007, to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, in connection with such restatement, the most senior Vice President responsible for Corporate Human Resources was authorized to make such additional amendments to the Plan as she deemed necessary or appropriate to address the requirements of Section 409A; and

WHEREAS, it is desired to allow the Non-Employee Directors participating in the Plan the opportunity to make revised elections in 2008 in respect of amounts allocated to their Post-2004 Deferred Compensation Account, in accordance with the transition relief afforded under Section 409A of the Code.

NOW, THEREFORE, the Plan is amended as follows:

1. Section 2.2(b) is hereby amended to delete subparagraph (ii) and to add a new subparagraph (ii), to read as follows:

(ii)

Amounts Earned after December 31, 2004. Each Participant may amend his or her election forms with respect to his or her Post-2004 Deferred Compensation Account balance (a) to change the previously-elected form of distribution in respect of any or all amounts allocated to his or her Post-2004 Deferred Compensation Account to another distribution form permitted under Section 4.1, or (b) to change the starting date for commencement of payment of any or all amounts allocated to his or her Post-2004 Deferred Compensation Account to another definitely determinable date on or after such Participant’s Retirement Date, provided, however, that such election shall be made during an open trading window under the Company’s Personal Securities Trading Policy. Except as provided in the following sentence, to be effective, any election made pursuant to this Section 2.2(b)(ii) must satisfy the following conditions: (x) it must be made at least twelve months prior to the date as of which distribution to the Participant in respect of such portion of his or her Post-2004 Deferred Compensation Account would otherwise have been made to the Participant and (y) it must defer the commencement date of distribution to the Participant in respect of such portion of his or her

Post-2004 Deferred Compensation Account for at least five (5) years from the date that would have applied absent such election. Notwithstanding the immediately preceding sentence, a Participant may change any of the elections previously made pursuant to Section 4.1(a) in respect of all or any portion of such Participant’s Post-2004 Deferred Compensation Account in accordance with, and not later than the latest date specified under, the special transition relief applicable under the guidance promulgated under Section 409A of the Code.

2.	This amendment shall be effective as of the date of execution.

IN WITNESS WHEREOF, the most senior Vice President responsible for Corporate Human Resources has caused this amendment to the Plan to be executed, this 20th day of November 2008.

PRUDENTIAL FINANCIAL, INC.

/s/ Sharon C. Taylor
Sharon C. Taylor

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